Exhibit 99.1

 HUDSON TECHNOLOGIES REPORTS THIRD Quarter 2020 RESULTS

pearl river, ny – November 5, 2020 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter and nine months ended September 30, 2020.

For the quarter ended September 30, 2020, Hudson reported revenues of $41.5 million, a decrease of 9% compared to revenues of $45.6 million in the comparable 2019 period. The decrease is primarily due to a decline in volume, as the continued COVID-19 pandemic and the associated closures of public venues such as office buildings, gyms, schools and universities across the U.S. negatively impacted the Company’s end markets and overall demand for refrigerants. Gross margin in the third quarter of 2020 was 22%, compared to 17% in the third quarter of 2019. The Company reported operating income of $2.1 million for the third quarter of 2020 compared to an operating loss of $1.2 million in the third quarter of 2019. The Company recorded net income of $39,000 or $0.00 per basic and diluted share in the third quarter of 2020, compared to net income of $2.7 million or $0.06 per basic and diluted share in the same period of 2019. During the third quarter of 2019, the Company received $8.9 million in proceeds from the working capital settlement arising from the acquisition of Aspen Refrigerants, Inc. (“ARI”), which led to the net profit in that quarter. Hudson recorded non-GAAP Adjusted EBITDA of $4.6 million in the third quarter of 2020 compared to Adjusted EBITDA of $3.9 million in the third quarter of 2019. (Adjusted EBITDA is a non-GAAP financial measure - see the description of Adjusted EBITDA and tabular Reconciliation of Net Income (Loss) to Adjusted EBITDA in the supplemental table included at the end of this release).

For the nine months ended September 30, 2020, Hudson reported revenues of $125.5 million, a decrease of 8% compared to $136.3 million in the first nine months of 2019. The decrease in revenue was primarily due to decreased volume, related to the pandemic-driven closures described above. Gross margin for the first nine months of 2020 improved to 24% compared to gross margin of 9% for the same period in 2019. The Company reported operating income of $7.7 million for the first nine months of 2020 compared to an operating loss of $11.0 million in the first nine months of 2019. The Company’s net loss for the first nine months of 2020 was $0.5 million, or ($0.01) per basic and diluted share, compared to a net loss of $15.2 million, or ($0.36) per basic and diluted share, in the first nine months of 2019, which included a $9.2 million non-cash inventory adjustment offset by the $8.9 settlement proceeds described above. For the first nine months of 2020, Hudson recorded non-GAAP Adjusted EBITDA of $15.7 million compared to Adjusted EBITDA of $9.9 million in the first nine months of 2019. For the trailing twelve months ended September 30, 2020, Hudson recorded non-GAAP Adjusted EBITDA of $14.9 million, a 75% increase from the $8.5 million of Adjusted EBITDA recorded during the trailing twelve months ended September 30, 2019. (Adjusted EBITDA is a non-GAAP financial measure - see the description of Adjusted EBITDA and tabular Reconciliation of Net Income (Loss) to Adjusted EBITDA in the supplemental table included at the end of this release).

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented, “Our third quarter performance was largely consistent with our expectations as we, and the rest of our industry, continued to contend with demand declines associated with the ongoing closure of many public venues across the U.S. Given the selling environment, we’re pleased to have achieved improved gross margin, increased operating income and breakeven profitability in the third quarter. Moreover, we repaid $16.5 million of debt during the third quarter of 2020, and as of September 30, 2020, we have fully paid down our revolver, while increasing our cash balance to $9.2 million. As of September 30, 2020, our overall availability, which includes our cash balance and revolver availability, was $41.7 million, which will provide financial flexibility for the fourth quarter and beyond.

“As we move through the final months of 2020, we remain focused on continuing to navigate the uncertainties of this pandemic. Historically, the fourth quarter is typically our quietest quarter, one in which we plan our operational strategy to anticipate and meet the needs of our customers for the following year’s cooling season. We are optimistic that 2021 will bring more consistent re-openings for businesses and schools and we are planning accordingly so that Hudson is well positioned to help meet potential demand as more cooling systems are turned back on. We remain committed to protecting the health and safety of our employees while also maintaining our product supply for our customers across all channels.”

Conference Call Information

The Company will host a conference call and webcast to discuss the third quarter results today, November 5, 2020 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (844) 602-0380 approximately five minutes prior to the scheduled start time. International callers please dial (862) 298-0970.

A replay of the teleconference will be available until December 5, 2020 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 38281.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2019 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,235	$2,600
Trade accounts receivable – net	14,703	8,061
Inventories – net	40,374	59,238
Prepaid expenses and other current assets	3,540	4,525
Total current assets	67,852	74,424

Property, plant and equipment, less accumulated depreciation	21,435	23,674
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	23,865	26,012
Right of use asset	6,719	8,048
Other assets	85	192
Total Assets	$167,759	$180,153

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$9,534	$10,274
Accrued expenses and other current liabilities	19,414	18,120
Accrued payroll	1,574	724
Short-term debt	—	14,000
Current maturities of long-term debt	6,903	3,008
Total current liabilities	37,425	46,126
Deferred tax liability	1,297	1,192
Long-term lease liabilities	4,335	5,742
Long-term debt, less current maturities	79,492	81,982
Total Liabilities	122,549	135,042

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,664,274 at September 30, 2020 and 42,628,560 at December 31, 2019	426	426
Additional paid-in capital	118,116	117,557
Accumulated deficit	(73,332)	(72,872)
Total Stockholders’ Equity	45,210	45,111

Total Liabilities and Stockholders’ Equity	$167,759	$180,153

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Revenues	$41,468	$45,631	$125,495	$136,306
Cost of sales	32,512	37,849	95,511	123,905
Gross profit	8,956	7,782	29,984	12,401

Operating expenses:
Selling, general and administrative	6,162	8,282	20,184	21,154
Amortization	715	742	2,147	2,216
Total operating expenses	6,877	9,024	22,331	23,370

Operating income (loss)	2,079	(1,242)	7,653	(10,969)

Other (expense) income:
Net interest expense	(2,966)	(4,447)	(9,412)	(12,921)
Other income	1,000	8,904	1,011	9,412
Total other (expense) income	(1,966)	4,457	(8,401)	(3,509)

Income (loss) before income taxes	113	3,215	(748)	(14,478)

Income tax expense (benefit)	74	548	(288)	691

Net income (loss)	$39	$2,667	$(460)	$(15,169)

Net income (loss) per common share – Basic	$0.00	$0.06	$(0.01)	$(0.36)
Net income (loss) per common share – Diluted	$0.00	$0.06	$(0.01)	$(0.36)
Weighted average number of shares outstanding – Basic	42,656,510	42,618,391	42,637,945	42,608,396
Weighted average number of shares outstanding – Diluted	43,680,265	42,618,391	42,637,945	42,608,396

Hudson Technologies, Inc. and Subsidiaries

Supplemental Table to Reconcile Net (Loss) Income to Adjusted EBITDA

(unaudited)

(Amounts in thousands)

					LTM
Adjusted EBITDA	Three months ended September 30,		Nine months ended September 30,		Twelve months ended September 30
	2020	2019	2020	2019	2020	2019

Net income (loss)	39	2,667	(460)	(15,169)	(11,231)	(23,276)
Income tax (benefit) expense	74	548	(288)	691	(323)	762
Interest expense	2,966	4,447	9,412	12,921	15,402	17,060
Depreciation expense	1,079	1,081	3,235	3,235	4,185	4,270
Amortization expense	715	742	2,147	2,216	2,862	2,964
EBITDA	4,873	9,485	14,046	3,894	10,895	1,780
Other Income	(1,000)	(8,904)	(1,011)	(9,412)	(1,011)	(9,412)
Stock compensation expense	226	272	559	900	1,487	1,668
Lower of cost or net realizable value adjustment	-	-	-	9,202	-	9,202
Nonrecurring expenses	520	3,059	2,093	5,270	3,559	5,270
Adjusted EBITDA	4,619	3,912	15,687	9,854	14,930	8,508

Non-GAAP Financial Measures

In addition to its reported results, the Company has included in this earnings release Adjusted EBITDA, which the Securities and Exchange Commission (SEC) defines as a "non-GAAP financial measure." Management believes that such non-GAAP financial measure, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company's operating results. We define Adjusted EBITDA as follows:

Adjusted EBITDA is a non-GAAP financial measure that represents Net income (loss) attributable to the Company’s common shareholders plus or minus income tax expense (benefit), plus interest expense, depreciation and amortization, other income, stock compensation, lower of cost or net realizable value adjustment, and non-recurring expenses (which primarily includes professional fees not incurred in the ordinary course of business).